Exhibit 99.1

GENETRONICS STOCKHOLDERS APPROVE BTX SALE

SAN DIEGO, CA., February 3, 2003 – Genetronics Biomedical Corporation, (AMEX: GEB) announced today the completion of the sale of substantially all of the properties and assets that are primarily used in its BTX Division. Genetronics Biomedical’s stockholders, in a Special Stockholder’s Meeting held on January 31, 2003, voted to approve the proposed sale to Harvard Bioscience, Inc. (NASDAQ: HBIO). The terms of the sale are $3.7 million in cash, subject to certain adjustments, and a royalty on net sales of BTX products above certain sales targets for a period of four years.

“I would like to thank our stockholders for their overwhelming support in the divestiture of BTX,” said Dr. Avtar Dhillon, Genetronics Biomedical’s President and Chief Executive Officer. “With this sale, Genetronics receives a form of financing that is non-dilutive and allows us to concentrate on our core human therapeutic platforms of oncology and gene delivery.”

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries through its direct sales force, its 1,000 page catalog (and various other specialty catalogs), and through its distributors, including Amersham Biosciences and PerkinElmer. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in Japan, France and Canada. For more information please visit www.harvardbioscience.com.

About Genetronics

Genetronics Biomedical is a leader in electroporation therapy with over 200 patents issued, allowed, or pending. Genetronics Biomedical utilizes its proprietary electroporation technology for the targeted intracellular delivery of therapeutic materials, concentrating on drugs, vaccines, and gene therapy. In oncology, it has initiated Phase III clinical trials for the treatment of recurrent head & neck cancer. In gene therapy, it has several collaborations with major biotechnology and pharmaceutical companies for the delivery of therapeutic genes or vaccines using electroporation. More information can be obtained at http://www.genetronics.com.

This press release contains certain forward-looking statements relating to Genetronics Biomedical Corporation’s plans to develop its electroporation drug and gene delivery technology and to maximize stockholder value. Actual events or results may differ from Genetronics Biomedical Corporation’s expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of the its technology by potential corporate partners, capital market conditions and others set forth in the Genetronics Biomedical Corporation Annual Report for the year ended December 31, 2001 on Form 10-K, its Quarterly Report on Form 10-Q for the nine months ended September 30, 2002 and other regulatory filings. There can be no assurance that any product in its product pipeline will be successfully developed or manufactured, or that final results of human pilot studies or clinical studies will be supportive of regulatory approvals required to market products. Genetronics Biomedical Corporation does not undertake any obligation to update any forward-looking statements to reflect later events or circumstances. The American Stock Exchanges has not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

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